Exhibit 99.1

   Redhook Ale Brewery to Enter into Discussions with Widmer Brothers Brewing

     SEATTLE--(BUSINESS WIRE)--Jan. 3, 2007--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK), is entering into preliminary discussions with Widmer Brothers Brewing Company regarding the possibility of combining the two companies.

     Redhook and Widmer currently share a joint sales and marketing venture in the western U.S., operating as Craft Brands Alliance, LLC. They also have a brewing and licensing relationship in the eastern U.S.

     Discussions are in the very preliminary stages, and are expected to take several weeks. There can be no assurance that any transaction will take place. Any transaction will require the approval of the board of directors of both companies, and may also be subject to approval by the shareholders of one or both companies as well as regulatory approvals.

     About Redhook

     Redhook Ale Brewery, Incorporated, is one of the leading independent brewers of craft beers in the United States and has been at the forefront of the domestic craft brewing segment since the Company's formation in 1981. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington, and the other in Portsmouth, New Hampshire. The Company distributes its products nationally through a network of wholesale distributors, Craft Brands Alliance, LLC, and a distribution alliance with Anheuser-Busch, Incorporated. For more information, please visit www.redhook.com.


     CONTACT: Redhook Ale Brewery, Incorporated
              Paul Shipman, CEO, 425-483-3232, Ext. 106
              David Mickelson, President, 425-483-3232, Ext. 201


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